UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2013

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 Other Events

A wholly owned subsidiary of Omega Healthcare Investors, Inc. (“Omega”) has committed to enter into a $525 million sale/leaseback transaction in connection with the proposed acquisition of Ark Holding Company, Inc. (“Ark Holding”) by 4 West Holdings, Inc. In connection with the closing of the proposed acquisition, a subsidiary of Omega will acquire title to 56 facilities currently operated by Ark Holding and lease them back to Ark Holding pursuant to a 50-year lease, with rental payments yielding 10.7% per annum over the term of the lease.

The sale/leaseback transaction will be accounted for as a capital lease for accounting purposes and, consistent with that treatment, the tenant will have the right to purchase the facilities for a nominal price plus closing costs at the end of the lease. In addition, commencing in the 41st year of the lease, the tenant will have the right to prepay the remainder of its obligations thereunder for an amount equal to the sum of unamortized portion of the original $525 million investment by Omega, the net present value of the remaining payments under the lease, and closing costs. In the event the tenant exercises either of these options, Omega would have the right to purchase the properties for fair market value at the time.

The sale/leaseback transaction is subject to the satisfaction of all the conditions to the closing of the proposed acquisition of Ark Holding, including obtaining certain consents and licenses, the absence of any event having a material adverse effect on Ark Holding since the date of the agreement, and the issuance of title insurance on the properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: September 16, 2013	By:	/s/ C. Taylor Pickett
C. Taylor Pickett President and Chief Executive Officer[